EXHIBIT 23.1
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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of United International Holdings, Inc. on Form S-3 (File No. 33-87326) and on Form S-8 (File Nos. 33-81876, 333-00226, 333-68641 and 333-71963) of our report dated
September 11, 1998, except with respect to note 14, for which the date is January 14, 1999, on our audits of the consolidated financial statements of N.V. TeleKabel Beheer as of December 31, 1996 and 1997 and for the period from August 22, 1995 (date of incorporation) to December 31, 1995 and the years ended December 31, 1996 and 1997, which report is included in this Form 8-K.


/S/ PricewaterhouseCoopers N.V.


Arnhem, The Netherlands
March 8, 1999.